Exhibit 10.2

AG&E HOLDINGS, INC.

RETENTION AGREEMENT

This AG&E Holdings, Inc. Retention Agreement (this "Agreement”), dated as of February 20, 2015, is made between AG&E Holdings, Inc. (the "Company") and Renee Zimmerman ("Executive").

1.     Grant of Transaction Bonus. The Company hereby grants Executive a transaction bonus opportunity (the "Transaction Bonus") equal to $50,000, which shall be payable to Executive as follows (each instance, a “Change in Control”): (A) if there is the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, then upon the final liquidation payments made to the Company’s shareholders following the Change in Control and (B) if there is the sale, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all of the outstanding equity securities, or the merger, consolidation, recapitalization or reorganization of the Company with another person, in each case under circumstances in which the holders of the voting power of outstanding equity securities, immediately prior to such transaction, are no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of more than fifty percent (50%) of the voting power of the outstanding equity securities of the surviving or resulting corporation or acquirer, as the case may be, then upon consummation of the Change in Control.

2.     Other Conditions. Executive will not be eligible to receive a Transaction Bonus if. Executive is not continuously employed by the Company through the date of payment of the Transaction Bonus. To receive the Transaction Bonus, Executive must execute and return to the Company, within the time frame designated by Company, an agreement containing a general release and waiver of claims against the Company, its affiliates and each of their respective officers, directors, members, managers, partners and shareholders with respect to Executive’s employment, and other customary terms (e.g., non-disparagement against the Company, confidentiality of the agreement, etc.), in form and substance reasonably acceptable to the Company.

3.     Transfer and Assignment. Neither the grant nor any right or privilege under this Agreement may be transferred, assigned, pledged, or hypothecated to any person or entity, nor be subject to the claim of any creditor of Executive in any manner.

4.     Agreement Exempt from Code Section 409A. This Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, as a result of providing only for short-term deferrals as set forth in Treasury Regulation § 1.409A-1(b)(4). Accordingly, payments hereunder will be made no later than March 14 of the year immediately following the year in which the Change in Control occurs.

5.     Not a Contract for Employment or Service. This Agreement is not a promise of continued employment or service and nothing herein gives Executive a right to remain in the employ or service of the Company or any acquiror of the Company nor does it affect the right of the Company or any acquiror of the Company to terminate the employment or service of Executive at any time with or without cause and with or without advance notice, subject to the terms of any employment or service agreement that may exist between such person and the Company or any acquiror of the Company. Executive is an employee at at-will.

6.     Tax Withholding. Payments under this Agreement may be subject to applicable federal, state and local withholding taxes, FICA and similar charges and the Company may deduct the amount thereof from any payments required under this Agreement. Nevertheless, Executive remains ultimately responsible for the payment of any and all taxes applicable to income or proceeds Executive may receive or be deemed to have received under this Agreement, and Executive will indemnify the Company for any liability as a result of any failure of Executive to pay such taxes.

7.     Entire Agreement. This Agreement constitutes the entire understanding and agreement with respect to the subject matter contained herein, and there are no agreements, understandings, restrictions, representations or warranties among Executive and the Company other than those as set forth or provided for herein. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties hereto and the Company’s successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any successors in interest to the stock or assets of the Company, whether by merger, sale, liquidation (including successive mergers, sales or liquidations) or otherwise (each, a “Transfer”). Before any Transfer, the Company shall confirm in writing (or by operation of law) assignment and acceptance of its obligations hereunder by the successor in interest.

8.     Governing Law. Any disputes arising under this Agreement will be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to any conflict of laws principles (whether of the State of Illinois or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Illinois.

9.     Confidentiality. The terms of this Agreement are confidential between the Executive and the Company, and to the extent permitted by law, Executive agrees not to disclose the terms of this Agreement to any party other than Executive’s attorneys, accountants, and other professional advisors under a duty of confidentiality except: (a) to the extent required by law; and (b) by the Company to prospective investors, lenders or purchasers in connection with a proposed merger, financing, or sale of the Company's business.

10.     Termination. This Agreement will expire on December 31, 2015 if no Change in Control has taken place before that date.

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Retention Agreement as of the date first set forth above.

AG&E HOLDINGS, INC.	EXECUTIVE

By:	Sign:

Title:	Print:

6106845.4